Exhibit 99.1

News Release	Contact: Bruce Russell
Russell Communications
Group
310-559-4955 x101
brucerussell@ruscom.com

Cyanotech Receives Notice of Delisting by Nasdaq, Appeal to Be Heard by Nasdaq

KAILUA KONA, Hawaii (August 20, 2007) – Cyanotech Corporation (Nasdaq: CYAN) announced that on August 15, 2007, Cyanotech Corporation received notification from the Nasdaq Stock Market that the Company is not in compliance with the requirements for continued listing of Nasdaq Marketplace Rule 4310(c)(14), because of its failure to file its report on Form 10-Q for the quarter ended June 30, 2007. The Company has been informed that the August 15, 2007 notice constitutes an additional basis for delisting the Company’s securities from The Nasdaq Stock Market, and that this additional basis for delisting will be considered when the Company appears before the Nasdaq Listing Qualifications Panel on August 30, 2007, as discussed below.

Previously, on July 16, 2007 the Company filed a Form 8-K stating that it had issued a news release announcing notification on July 17, 2007 from the Nasdaq Stock Market that the Company is not in compliance with the requirements for continued listing of Nasdaq Marketplace Rule 4310(c)(14), because of its failure to file its report on Form 10-K for the fiscal year ended March 31, 2007.  As a result of this failure, the Company’s common stock was subject to suspension of trading on July 26, 2007, however the Company filed an appeal of that decision with the Nasdaq Listing Qualifications Panel on July 20, 2007 requesting continued listing of its common stock until the Panel’s review and determination.

The suspension of trading and delisting is stayed pending the appeal of both of the foregoing notifications . The combined appeal is to be heard August 30, 2007.  The suspension of trading and delisting is stayed pending the appeal.

The Company believes it is now in compliance with Nasdaq Marketplace Rule 4310(c)(14) with respect to the first deficiency (Item 8.01 below), and the Company also expects that it will be in compliance with such Rule when it files its Form 10-Q.  The Company expects such filing to be made on or before September 20, 2007 subject to the review of such Form 10-Q by its independent registered public accountants.

#     #     #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for statements of historical fact, the statements in this news release are forward-looking.  Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include, but are not limited to, general economic conditions, forecasts of sales in future periods, changes in sales levels to our largest customers, weather patterns, production problems caused by contamination, risks associated with the acceptance of new products, competition, foreign exchange fluctuations, government regulation, and other factors more fully detailed in the Company’s recent Form 10-Q and annual form 10-K filings with the Securities and Exchange Commission.

73-4460 Queen Kaahumanu Highway, #102  ~  Kailua-Kona, Hawaii 96740

(808) 326-1353  fax (808) 329-3597  ~ www.cyanotech.com